Sub-Item 77I: Terms of new or amended securities

At its March 26/27, 2012 Board of Trustees meeting, the Board of Trustees of FundVantage Trust ("Trust") approved the amendment of the Trust's Agreement and Declaration of Trust, which was revised to remove language requiring 60 days' prior written notice to shareholders of the termination of the Trust or any of its series. The Amended and Restated Agreement and Declaration of Trust of the Trust was previously filed with the Securities and Exchange Commission ("SEC") as Exhibit 28(a)(i) to Post-Effective Amendment ("PEA") No. 57 to the Trust's Registration Statement on Form N-1A ("Registration Statement") filed with the SEC on May 18, 2012 (SEC Accession No. 0001104659-12-038525) and incorporated herein by reference.